Exhibit 99.0

For Immediate Release	Contact:	Lisa Marie Bongiovanni Mattel, Inc. 310-252-3524 lisamarie.bongiovanni@mattel.com

MATTEL ELECTS DOMINIC NG TO ITS BOARD OF DIRECTORS

EL SEGUNDO, Calif., January 30, 2006 — Mattel, Inc. [NYSE:MAT] today announced that Dominic Ng, chairman, president and chief executive officer of East West Bancorp, Inc., has been elected to the company’s Board of Directors effective March 16, 2006.

Since 1992, Ng has focused on building East West Bancorp into one of the premier U.S. banking franchises. He designed and led the transformation of East West from a savings and loan association with approximately $600 million in assets – initially serving Los Angeles Chinatown residents – into a full-service commercial bank, with $8 billion in assets and 56 branches in California, Texas and Beijing.

“Dominic’s leadership and reputation for dynamic international growth are sure to bring great value to Mattel,” said Robert A. Eckert, Mattel’s chairman and chief executive officer. “I am confident that his capabilities and experience will be significant assets to our team.”

A native of Hong Kong, Ng came to the U.S. in 1977 and earned his BBA at the University of Houston. Ng spent a decade at Deloitte & Touche, and then went on to become president of Seyen Investment, Inc. before joining East West in 1992. Ng serves on the Board of Directors for the Federal Reserve Bank of San Francisco, Los Angeles Branch; the Asia Society; Bowers Museum; California Bankers Association; Committee of 100; Town Hall – Los Angeles; and United Way of Greater Los Angeles.

About East West Bancorp, Inc.

East West Bancorp (Nasdaq: EWBC) is a publicly owned company with $8 billion in assets. The company’s wholly-owned subsidiary, East West Bank, is the second largest independent commercial bank headquartered in Los Angeles. East West Bank serves the community with 56 branches throughout Los Angeles, Orange, Alameda, San Francisco, Santa Clara and San Mateo counties and Houston, Texas, and a Representative Office in Beijing, China. It is also one of the largest financial institutions in the nation focusing on the Chinese-American community.

About Mattel

Mattel, Inc., (NYSE: MAT) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever introduced. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 25,000 people in 42 countries and sells products in more than 150 nations throughout the world. The Mattel vision is to be the world’s premier toy brands — today and tomorrow.